Exhibit 99.1

PB Bancorp, Inc.

News Release

January 5, 2017

FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – January 4, 2017 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.03 per share. The dividend will be payable to all stockholders of record as of January 18, 2017, and is scheduled to be paid on February 1, 2017.

"We are pleased to announce this latest dividend payment for the Holding Company" said Mr. Borner. “We believe that providing a return to our stockholders is an important part of being a community bank. We look forward to maintaining our brand of community banking for years to come as we have for the last 155 years. This is all in keeping with our tag line; “Together We Make A Difference”. We continue to encourage the community to consider keeping their banking business local to eastern Connecticut.”

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.

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